Exhibit 4.1

AMENDMENT NO. 11 TO NOTE

AMENDMENT NO. 11 TO NOTE (this “Amendment”), dated and effective as of September 23, 2020, is made by and between the U.S. SMALL BUSINESS ADMINISTRATION (“SBA”), an agency of the United States, and its successors and assigns, and FRESHSTART VENTURE CAPITAL CORPORATION (the “Licensee”), a Small Business Investment Company, licensed under the Small Business Investment Act of 1958, as amended, whose principal office is located at 437 Madison Avenue, New York, NY 10022.

RECITALS

WHEREAS, the Licensee issued that certain Note, effective as of March 1, 2017 in the principal amount of $34,024,755.58 (thirty-four million twenty-four thousand seven hundred fifty-five and 58/100 dollars) in favor of SBA (the “Existing Note”).

WHEREAS, SBA and the Licensee have agreed, subject to the terms and conditions of this Amendment, that the Existing Note be amended to reflect certain agreed upon revisions to the terms of the Existing Note.

NOW THEREFORE, SBA and the Licensee hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Existing Note is hereby amended as follows:

SECTION 1.  Defined Terms.  Except as otherwise indicated herein, all words and terms defined in the Existing Note shall have the same meanings when used herein.

SECTION 2.  Amendments.

a.	In the last sentence of the second paragraph of the Existing Note the phrase, “date September 23, 2020” is hereby deleted in its entirety and replaced with the following:

“Maturity Date”

b.	The following sentence shall be added to the end of the second paragraph of the Existing Note:

““Maturity Date” shall mean the maturity date of Medallion Financial Corp.’s publicly-traded 9.000% Senior Notes currently due April 15, 2021 (the “Public Debt”), provided, however, that (1) upon Medallion Financial Corp.’s refinancing of the Public Debt (the “Replacement Debt”), “Maturity Date” shall mean the earlier of (a) the maturity date of the Replacement Debt or (b) April 30, 2024, (2) upon Medallion Financial Corp.’s repayment of the Public Debt without refinancing, “Maturity Date” shall mean April 30, 2024, and (3) under no circumstances shall “Maturity Date” be any date after April 30, 2024.”

c.	In the third paragraph of the Existing Note the phrase, “September 23, 2020” is hereby deleted in its entirety and replaced with the following:

“Maturity Date”

SECTION 3.  Representations and Warranties.  Each party hereby represents and warrants to the other party that it is in compliance with all the terms and provisions set forth in the Existing Note on its part to be observed or performed and hereby confirms and reaffirms each of its representations and warranties contained in the Existing Note.

SECTION 4.  Limited Effect.  Except as expressly amended and modified by this Amendment, the Existing Note shall continue to be, and shall remain, in full force and effect in accordance with its terms (and as duly amended).

SECTION 5.  Counterparts.  This Amendment may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.  Delivery of an executed signature page of this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be effective as delivery of an executed original counterpart of this Amendment.

SECTION 6.  Governing Law.  Pursuant to Section 101.106(b) of Part 13 of the Code of Federal Regulations, this Amendment is to be construed and enforced in accordance with the Act, the Regulations and other Federal law, and in the absence of applicable Federal law, then by applicable New York law to the extent it does not conflict with the Act, the Regulations or other Federal law.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

FRESHSTART VENTURE CAPITAL CORPORATION

By: /s/ Alvin Murstein

Name: Alvin Murstein

Title: Chief Executive Officer

U.S. SMALL BUSINESS ADMINISTRATION

By: /s/ Jacob Lewis

Name: Jacob Lewis for Thomas Morris

Title: Director, Office of Liquidation

3